Exhibit 15.2

Global Ship Lease, Inc.

c/o Global Ship Lease Services Limited

25 Wilton Road

London SW1V 1LW

March 17, 2021

Ladies and Gentlemen:

Reference is made to the Annual Report on Form 20-F of Global Ship Lease, Inc. (the “Company”) for the year ended December 31, 2020 (the “Annual Report”) and the registration statements on Form F-3 (File Nos. 333-231509, 333-234343 and 333-235305) of the Company, as may be amended, including the prospectuses contained therein (the “Registration Statements”). We hereby consent to all references to our name in the Annual Report and to the use of the statistical information and industry and market data supplied by us as set forth in the Annual Report and to the incorporation by reference of the same into the Registration Statements. We further advise the Company that our role has been limited to the provision of such statistical information and industry and market data supplied by us. With respect to such information and data, we advise you that:

(1) we have accurately described the information and data of the container shipping industry, subject to the availability and reliability of the data supporting the statistical and graphical information presented; and

(2) our methodologies for collecting information and data may differ from those of other sources and does not reflect all or even necessarily a comprehensive set of the actual transactions occurring in the container shipping industry.

We hereby consent to the filing of this letter as an exhibit to the Annual Report, which is incorporated by reference into the Registration Statements.

Yours faithfully,

Maritime Strategies International Ltd.

/s/ Dr A Kent
Dr A Kent Managing Director